                                                                                                   EXHIBIT 12

                                       BOISE CASCADE CORPORATION AND SUBSIDIARIES
                                           Ratio of Earnings to Fixed Charges


                                                                                                    Six Months
                                                       Year Ended December 31                     Ended June 30
                                           1990      1991       1992       1993       1994        1994       1995
                                                          (dollar amounts expressed in thousands)

Interest costs                          $ 142,980  $ 201,006  $ 191,026  $ 172,170  $ 169,170  $  86,080  $  82,027
Interest capitalized during
  the period                               35,533      6,498      3,972      2,036      1,630        791      1,472
Interest factor related to
  noncapitalized leases(1)                  3,803      5,019      7,150      7,485      9,161      4,249      4,829
                                        _________  _________  _________  _________  _________  _________  _________
  Total fixed charges                   $ 182,316  $ 212,523  $ 202,148  $ 181,691  $ 179,961  $  91,120  $  88,328


Income (loss) before income taxes       $ 121,400  $(128,140) $(252,510) $(125,590) $ (64,750) $ (94,600) $ 280,650
Undistributed (earnings) losses of
  less than 50% owned persons, net
  of distributions received                 2,966     (1,865)    (2,119)      (922)    (1,110)    (1,093)   (15,350)
Total fixed charges                       182,316    212,523    202,148    181,691    179,961     91,120     88,328
Minority interest                            -          -          -          -          -          -         1,340
Less: Interest capitalized                (35,533)    (6,498)    (3,972)    (2,036)    (1,630)      (791)    (1,472)
      Guarantee of interest on
        ESOP debt                         (24,869)   (24,283)   (23,380)   (22,208)   (20,717)   (10,397)    (9,727)
                                        _________  _________  _________  _________  _________  _________  _________

Total earnings (losses) before
  fixed charges                         $ 246,280  $  51,737  $ (79,833) $  30,935  $  91,754  $ (15,761) $ 343,769


  Ratio of earnings to fixed
    charges(2)                               1.35       -          -          -          -          -          3.89

(1) Interest expense for operating leases with terms of one year or longer is based on an imputed interest rate for each lease.

(2) Earnings before fixed charges were inadequate to cover total fixed charges by $160,786,000, $281,981,000,
    $150,756,000, and $88,207,000 for the years ended December 31, 1991, 1992, 1993, and 1994 and $106,881,000 for
    the six-month period ended June 30, 1994.